Exhibit 10.41

January 25, 2011

Davut (David) Gurle

1835 Newell Road

Palo Alto, CA 94303

Dear David:

Skype Inc. (“Skype” or the “Company”) is pleased to confirm your transfer from Singapore to the US in the exempt position of GM, Enterprise, reporting to Tony Bates, Chief Executive Officer, at a bi-weekly salary of US$ 14,615.39, which is equivalent to an annualized salary of US$ 380,000.00. In addition, the Company may award you discretionary bonuses from time to time.

You will be eligible to participate in the Skype Bonus Plan with semi-annual bonuses based on individual achievement as well as Company performance. Your target bonus is 60% of your base salary. The two semi-annual bonus periods are from January 1 through June 30 and from July 1 through December 31. To be eligible to receive any Skype Bonus Plan bonus, you must be employed on the date the bonus is paid. The payment of any bonus is at the Company’s sole and absolute discretion and subject to the terms and conditions of the Skype Bonus Plan and achievement of individual and Company performance objectives as determined by the Company in its sole discretion.

The Company reserves the right to amend, change or cancel the plan at its sole discretion. You shall be eligible to participate in all employee benefit programs and perquisites, including health, dental, life and AD&D as well as Skype 401k retirement plan and other related benefit perks and programs of the Company to the extent that you are eligible under the general provisions thereof.

Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation.

Your employment with the Company is “at will” pursuant to California law, and either you or the Company may terminate the employment at any time, with or without cause. The at-will nature of the employment relationship can only be changed by written agreement signed by the Company’s Human Resources Director or another officer of the Company. Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by the Company from time to time in its sole discretion. Notwithstanding the foregoing, the Company agrees that if your employment with the Company is terminated without Cause, the Company shall give you six calendar months’ notice of the termination (or, at the Company’s sole option, six months’ pay in lieu of notice, conditioned upon your execution of a general release of claims in favor of and in a form acceptable to the Company. The company will also pay six months of COBRA. No notice to you shall be required in the event of a termination for Cause. Conversely, you agree to give the Company three calendar months’ notice of your resignation for any reason.

For the purposes of this offer, “Cause” shall mean any of the following: (i) your failure or willful refusal to substantially perform your assigned duties, other than failure resulting from your death or complete incapacity due to physical or mental illness or impairment; (ii) an act by you that constitutes misconduct and that is materially injurious to the business or reputation of Skype or an)’ of its affiliates or subsidiaries (collectively, the “Companies”); (iii) a material violation by your of any law or regulation relating to the business of any of the Companies; (iv) a breach by you of the fiduciary duty to any of the Companies; or (v) your conviction of any felony or any crime involving moral turpitude or dishonesty.

All of us at Skype are very excited about your transfer and look forward to a continued beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration rather than by a jury Court or administrative agency. The Company will bear those expenses unique to arbitration. Please review the enclosed Mutual Arbitration Agreement carefully.

As a condition of your transfer, you must complete both the Mutual Arbitration Agreement and the enclosed Employee Proprietary Information and Inventions Agreement prior to commencing employment in the US. In part, the Employee Proprietary Information and Inventions Agreement requires that a departing employee refrain from un authorized use or disclosure of the Company’s confidential information (as defined in that Agreement). I f you should have any questions about the Employee Proprietary Information and Inventions Agreement, please call me. Otherwise, please sign and date this document and return it to Kim Tran accordingly.

This letter, the Mutual Arbitration Agreement, and the Employee Proprietary Information and Inventions Agreement contain the entire agreement with respect to the subject matter hereof. Should you have any questions with regard to any of the items indicated above, please contact Kim Tran at kim.tran@skype.net. Kindly indicate your consent to this agreement by signing copies of this letter, the Mutual Arbitration Agreement, and the Employee Proprietary Information and Inventions Agreement and returning them to Kim Tran by the close of business on 11th of March, 2011.

Upon your signature below, this will become our binding agreement with respect to your US employment and its terms merging and superseding in their entirety

3210 Porter Drive, Palo Alto, CA 94304

all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this letter.

Very truly yours,

By:	/S/ KIM TRAN

Name:	Kim Tran
Title:	HR, Skype Americas

ACCEPTED:

By:	/s/ DAVID GURLE

Name:	Davut (David) Gurle

March 1st 2011
Date:

Anticipated Transfer Date: TBC on approvals of DOL and USCIS documentation

3210 Porter Drive, Palo Alto, CA 94304